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                                                                    EXHIBIT 99.2

                                October 29, 2003

CONFIDENTIAL

J. Ridley Howard
Chairman, President and CEO
Cotton States Insurance Groups
244 Perimeter Center Parkway, N.E.
Atlanta, GA 30346

Dear Mr. Howard:

         This letter evidences our interest in further discussions regarding a proposed transaction (the "Transaction") between certain companies of COUNTRY(R) Insurance & Financial Services ("COUNTRY") and the companies of the Cotton States Insurance Group ("Cotton States"). Specifically, we envision that the Transaction will consist of several separate but mutually dependent parts: (1) an affiliation agreement between one of the companies of COUNTRY and Cotton States Mutual Insurance Company ("Cotton States Mutual") (the "Affiliation"); and (2) the acquisition by one of the companies of COUNTRY of all outstanding capital stock of Cotton States Life Insurance Company ("Cotton States Life"), including the stock currently owned by Shield Insurance Company, a wholly-owned subsidiary of Cotton States Mutual ("Shield"), and by public shareholders (the "Life Company Purchase"); and (3) continued exclusivity of the agency force. We would anticipate closing for the Transaction to be as soon as reasonably possible, subject to satisfactory completion of thorough due diligence and required regulatory and corporate approvals.

         COUNTRY is convinced that there is compelling business logic for Cotton States and COUNTRY to join forces via these transactions. COUNTRY is a strong financial partner. The combined policyholder surplus of the property/casualty and life insurance operations is over $2.0 billion and we have been A+ rated companies for over 60 years. The proposed relationship will be greatly beneficial to shareholders, employees, management, agents, and policyholders of both organizations. The business fit is ideal. Geographically, our present markets complement one another extremely well. (Please see enclosed map attached as Exhibit A.) COUNTRY has been focused primarily in the Midwest, Northwest, and Northeast, while Cotton States has concentrated on the Southeast. We both primarily utilize an exclusive agency force to distribute life and property casualty products. We both have employees and agents dedicated to servicing our policyholders. Together, we will have formidable market coverage and will represent a powerful player in the industry.

         COUNTRY represents a great partner and our track record with previous alliances is evidence of our integrity and good faith in dealing with all constituents involved. We encourage you to contact the management or Board members from our existing alliance partners to get their impressions of the COUNTRY commitment. (Please see the contact information attached as Exhibit B.)

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J. Ridley Howard
October 29, 2003
Page 2

         Although significant and thorough due diligence remains to be completed, COUNTRY has performed initial due diligence over the past four weeks which allows us to be relatively confident in the proposal described below. In addition, COUNTRY has discussed the possibility of a COUNTRY / Cotton States relationship with A.M. Best. A.M. Best has reviewed our preliminary business plans and we believe they have verbally expressed significant support for the combination.

         Notwithstanding the limited nature of this letter, because of the complex nature of this transaction, we feel it would be helpful to set forth certain of our general plans and expectations upon which we would base the Transaction.

PROPERTY/CASUALTY AFFILIATION

         Upon execution and delivery of this letter, it is anticipated that COUNTRY and Cotton States Mutual would immediately commence discussion of the terms of an affiliation relationship in the form of a reinsurance pooling arrangement. This structure is consistent with that used successfully in our three previous alliance transactions. We have found this to be the quickest and most efficient means of consummating a relationship and enabling pool partners to receive the COUNTRY group's A+ A.M. Best rating. Significant components of such a pooling arrangement would include:

         (i) the cession of premiums, losses and expenses, net of outside reinsurance, by Cotton States Mutual (subject to certain exclusions discovered during due diligence) and pooling of such cession with the premiums, losses and expenses of COUNTRY Mutual Insurance Company(R) and the other members of the COUNTRY Mutual Property Casualty Reinsurance Pool (the "Pool"), and the assumption by Cotton States Mutual of its quota share of premiums, losses and expenses from the Pool, based upon its relative participation in the Pool. Sharing would be done pro rata among the participants in the Pool on the basis of the relative surplus as to policyholders of an individual company to the aggregate surplus of all Pool participants, exclusive of any form of capital participation or infusion of capital by COUNTRY to any Pool member and exclusive of such other capital items discovered during due diligence. Such inter-company reinsurance arrangements shall be made so as to result in Cotton States Mutual receiving the COUNTRY A.M. Best group rating, which is currently A+. As a member of the COUNTRY Pool, Cotton States Mutual will be part of an organization ranking in the top 50 of U.S. property casualty insurers.

         This affiliation of Cotton States Mutual with COUNTRY would immediately strengthen the financial position and security of Cotton States Mutual's policyholders, provide Cotton States Mutual with a significantly improved A.M. Best rating and further strengthen the Cotton States Mutual franchise. The strong financial position of the COUNTRY Pool, evidenced by $1.1 billion of policyholder surplus, would not only benefit Cotton States Mutual policyholders but also the employees of Cotton States through the future ability to grow the organization.

         In conjunction with this affiliation, COUNTRY is planning to provide Cotton States Mutual with the financial and operational resources it needs to leverage its market expertise and relationships in order to grow its business. A successful affiliation will allow Cotton States

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J. Ridley Howard
October 29, 2003
Page 3

Mutual to expand its presence and exploit market opportunities. While short-term desires to generate expense efficiencies may require some staffing reductions, our long-term plan is to expand the operations and business of Cotton States Mutual, the local employment base, and the agency sales force.

         (ii) the installation of persons nominated by COUNTRY to be the Chairman, President, General Counsel, Secretary, and a majority of the Board of Directors of Cotton States, with a minority of such initial Board of Directors to be composed of existing independent directors of Cotton States, resulting in COUNTRY gaining board and management control of Cotton States. Any Georgia residency requirements for directors must be satisfied by such independent directors. This section (ii) is a required component of the plan to implement appropriate structures and procedures at Cotton States to enable Cotton States to receive the COUNTRY A.M. Best group rating.

         (iii) execution of definitive agreements implementing the Affiliation which include customary terms and conditions found in such agreements.

LIFE COMPANY PURCHASE

         In conjunction with the Affiliation, we propose to acquire, through a cash tender offer or cash merger, all outstanding capital stock of Cotton States Life owned by Cotton States Mutual through Shield and by public stockholders. The precise form of the transaction is yet to be determined. COUNTRY intends to offer $20.25 per share for each outstanding share of Cotton States Life stock, subject to the terms of this letter, which represents a premium of approximately 100% beyond the most recent 200 day moving average trading price of Cotton States Life. This purchase will be internally financed by COUNTRY.

         We would expect to initiate the tender offer to purchase the outstanding stock or solicitation of proxies in favor of a cash merger upon completion of our due diligence of Cotton States Life, the endorsement of the Boards of Directors of Cotton States Life and COUNTRY, and the execution of definitive documents. The Transaction will be pursued with the consent, endorsement, and public support of the management of Cotton States Mutual and Cotton States Life, including the delivery (simultaneously with the execution of this letter by Cotton States) by Shield of a Stockholder Agreement in the form described below.

         In addition to offering the Cotton States Life shareholders a significant premium for their shares, COUNTRY's purchase of Cotton States Life would be beneficial to Cotton States Life employees and the company's market potential going forward. COUNTRY Life represents a well-capitalized parent with surplus of approximately $900 million that understands the key to the successful marketing of life products through an exclusive agency force.

MANAGEMENT, EMPLOYEE, AND AGENCY RELATIONSHIPS

         We anticipate that following completion of the Transaction, the Cotton States Atlanta office would become the Southeast Regional office of the COUNTRY Pool and would

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J. Ridley Howard
October 29, 2003
Page 4

participate with the management of the other member companies in the Pool to take actions to improve the performance of the Pool and of Cotton States.

         COUNTRY will aggressively undertake to preserve the existing agency relationships of Cotton States. It is anticipated that the existing agency force of Cotton States will continue in much the same manner as before the Transaction. COUNTRY has grown its agency force in contradiction to national trends and would hope to grow the agency sales force of Cotton States in a similar fashion.

         Long term, it is COUNTRY's intention to grow the Cotton States employment base in conjunction with its plan to expand the Cotton States business and the organization's presence throughout the Southeast. COUNTRY will evaluate opportunities to realize natural synergies especially in the areas of Reinsurance, IT, Actuarial, Accounting, and Investment Management. COUNTRY intends to honor existing employment and severance agreements that have previously been made known to us through due diligence and which were entered into prior to October 1, 2003. COUNTRY may also consider the use of retention bonuses to retain the services of key management and employees. We further anticipate that Cotton States employees and management would participate in employee benefit plans and a broad based bonus program, consistent with the plans and programs offered COUNTRY's employees, as soon as practical.

OTHER CONDITIONS

         Except as specifically provided herein, this letter shall not constitute a binding agreement for the purchase of Cotton States Life or the affiliation with Cotton States Mutual but is intended to form the basis for subsequent binding and definitive agreements ("Agreements"). Accordingly, except as noted elsewhere in this letter, the matters contained in this letter are not binding on the parties, but represent the intention to proceed to consummate the Agreements set forth above subject to the basic terms and conditions set forth herein.

         Agreements can only be concluded by the parties following completion of further due diligence review by COUNTRY and the drafting and negotiation of definitive agreements containing representations and warranties, covenants, conditions and other terms which are customary in similar transactions of this kind. It is specifically acknowledged by all parties that to date, substantial but incomplete due diligence materials have been provided to COUNTRY for review. It is acknowledged by the parties that COUNTRY has begun its on-site due diligence review and shall be entitled to continue its due diligence review until definitive Agreements are executed or negotiations are terminated pursuant to the terms of this letter and Cotton States agrees to promptly provide COUNTRY, at reasonable times, access to all relevant due diligence materials requested by COUNTRY, including access to appropriate personnel. Attached as Exhibit C is the most recent list of due diligence materials requested by COUNTRY. It is expected that all materials not previously received and any additional requested materials will be provided in a format acceptable to both parties. The parties acknowledge and agree that any information disclosed in connection with such due diligence review shall continue to be subject to the terms of the Confidentiality Agreement, dated as of September 25, 2003, between COUNTRY and Cotton States Mutual, on behalf of themselves and their affiliates, which

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J. Ridley Howard
October 29, 2003
Page 5

Confidentiality Agreement continues in full force and effect. It is a specific condition precedent to entering into definitive Agreements that COUNTRY be satisfied, in its sole discretion, with the results of its due diligence review. Further, Cotton States Mutual and Cotton States Life acknowledge and agree that the terms set forth in this letter are subject to change by COUNTRY in response to the results of such due diligence. In addition, this document is intended to be the exclusive statement on the Transaction between the parties and there can be no verbal commitments or understandings which supplement or modify this letter.

         Further, closing of the Transaction will only occur following receipt by the parties of all required and advisable consents and approvals from (i) lenders, shareholders and policyholders of the parties, (ii) appropriate insurance and other regulatory authorities having jurisdiction over the parties, including the Illinois Department of Insurance, the Georgia Department of Insurance and insurance departments in other states as necessary, (iii) A.M. Best and similar rating agencies, and (iv) the Board of Directors of each party.

         This letter indicates our intent to move forward in a good faith effort to execute definitive agreements with Cotton Sates Mutual and Cotton States Life on an acceptable basis. We request that the Cotton States Board of Directors enthusiastically approve this letter of intent and that it, along with an original signed copy of the Shield Stockholder Agreement, be signed and returned by J. Ridley Howard no later than noon CST Wednesday, October 29, 2003, or the letter will be deemed expired. Time is of the essence. It is the objective and strong desire of all parties that definitive agreements comprehensively reflecting the terms and conditions of the Transaction be executed no later than December 31, 2003, and the parties will work diligently towards that end. Any such agreement will include representations, warranties, covenants and conditions customary to transactions of this kind. This letter does not contain all matters upon which agreement must be reached.

EXCLUSIVITY PERIOD AND BREAK-UP FEES

         The offer set out in this letter is COUNTRY's highest and best offer. Unless COUNTRY obtains reasonable protection against the loss of its investment of time and money in the consummation of the Transaction, COUNTRY is unwilling to devote the necessary personnel and other resources, expend amounts for legal, investment banking, accounting and other services, suffer the resulting disruption of business or otherwise incur the many costs and expenses related to the due diligence investigation and preparation of definitive transactional agreements and other necessary regulatory filings. Therefore, as a condition to acceptance of the offer hereunder:

1. Cotton States Mutual, Cotton States Life and each of their affiliates agree that immediately upon execution and delivery of this letter they shall terminate all negotiations and other discussions with any other party with respect to an affiliation, acquisition, business combination or purchase of all or any portion of the stock or assets of Cotton States Mutual, Cotton States Life or any of their affiliates, whether by stock purchase, merger, asset acquisition or otherwise (an "Acquisition");

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J. Ridley Howard
October 29, 2003
Page 6

2. For a period beginning on the date of acceptance of this letter until the earlier of (i) January 31, 2004, or (ii) the date on which COUNTRY provides notice in writing of its intention to terminate this letter (the "Exclusivity Period"), neither Cotton States Mutual, Cotton States Life nor any of their affiliates, nor any officer, director, employee, agent or representative (including SunTrust Robinson Humphrey and other advisors) shall, directly or indirectly:

         (i) solicit, encourage, or initiate inquiries, offers or proposals from, or participate in any discussions or negotiations with, any person or entity concerning any Acquisition; or

         (ii) except as required by law, disclose any information not customarily disclosed to any person or entity concerning the business and properties of Cotton States Mutual, Cotton States Life or any of their affiliates, or afford to any person or entity access to the properties, books or records of Cotton States Mutual, Cotton States Life or any of their affiliates or otherwise assist or encourage any person or entity in connection with the foregoing.

         It is anticipated that the definitive Agreements will contain provisions extending the Exclusivity Period through the completion of the regulatory process.

         Notwithstanding the foregoing, nothing herein shall prohibit Cotton States and its Boards of Directors from taking any action to comply with its fiduciary duties imposed by applicable law, including, without limitation, the termination of this letter; provided, however, in the event of such termination, COUNTRY shall be entitled to receive the break-up fee set forth in this letter and shall be entitled to exercise its rights pursuant to the Stockholder Agreement for the period set forth herein.

3. Cotton States Mutual shall, contemporaneously with accepting this letter, cause Shield to execute and deliver to COUNTRY a stockholder agreement pertaining to its stock in Cotton States Life in the form attached hereto as Exhibit D (a "Stockholder Agreement") containing (i) an irrevocable, non-directed proxy giving COUNTRY rights during the Exclusivity Period (subject to necessary insurance regulatory approval, if any) to vote all such shares of Cotton States Life, which proxy shall be deemed to be a proxy coupled with an interest and irrevocable for the duration of the Exclusivity Period (including the Exclusivity Period that will be set forth in the definitive Agreements); and
(ii) a stock option giving COUNTRY rights during the Exclusivity Period and for a period of 365 days thereafter (subject to necessary insurance regulatory approval, if any) to purchase all such shares of Cotton States Life.

4. If during the Exclusivity Period, Cotton States Mutual, Cotton States Life or any of their affiliates receive any offer with respect to an Acquisition, Cotton States Mutual shall immediately provide a copy of such offer to COUNTRY and shall keep COUNTRY informed of all steps Cotton States Mutual, Cotton States Life or any of their affiliates are taking in response to such Acquisition proposal.

5.       Cotton States agrees that:

         (i) if the Board of Directors of either Cotton States Mutual or Cotton States Life fails to approve the Transaction within seven (7) days of completion of the Agreements;

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J. Ridley Howard
October 29, 2003
Page 7

         (ii) if the Board of Directors of either Cotton States Mutual or Cotton States Life withdraws or modifies its approval of this letter or the Transaction;

         (iii) if during the Exclusivity Period Cotton States fails to comply with the exclusivity provisions of this letter; or

         (iv) if during the Exclusivity Period and for a period of 365 days thereafter either (x) an Acquisition of Cotton States is consummated by a third party other than COUNTRY or (y) Cotton States enters into an Acquisition agreement with a party other than COUNTRY; then

         Cotton States Mutual and Cotton States Life, jointly and severally, shall simultaneous with such event pay to COUNTRY (by wire transfer of immediately available funds) a break-up fee equal to $6,500,000. Such break-up fee is meant as an agreed-upon estimate of the actual costs, expenses and damages to COUNTRY as a result of such withdrawal, modification or termination and is not meant as a penalty. Notwithstanding the foregoing, each of COUNTRY and Cotton States acknowledges and agrees that if during the Exclusivity Period
(i) COUNTRY requires Cotton States Life to execute a new letter Agreement or definitive Agreement that reduces the price per share of the Cotton States Life stock below $20.25, and (ii) the Board of Directors of Cotton States recommends to its shareholders that the shareholders accept, tender into, or vote in favor of an unsolicited proposal from a third party to purchase all of the shares of Cotton States Life stock at a price per share that is higher than the price then being proposed by COUNTRY, such action, after appropriate negotiation and due diligence with such third party, shall not constitute a breach of the exclusivity provisions of this letter, and COUNTRY shall not be entitled to receive the break-up fee set forth in this letter and shall not be entitled to exercise its rights pursuant to the Shield Stockholder Agreement.

         Although this letter is generally non-binding, this section entitled Exclusivity Period and Break-up Fees shall constitute a binding agreement between COUNTRY and Cotton States.

ANNOUNCEMENTS

         All announcements and publicity relating to the transaction shall be subject to the prior, mutual approval of COUNTRY and Cotton States.

SUMMARY

         We believe that the Transaction outlined above presents tremendous opportunity for both COUNTRY Insurance & Financial Services and the Cotton States Insurance Group. Compared to other potential partners, a COUNTRY / Cotton States combination provides a great deal of financial and marketing strength as well as geographic diversification for both organizations. This geographical diversification greatly enhances both organizations ability to deal with catastrophic weather events and/or drastic changes in state business climates.

         In the past six years, COUNTRY has affiliated with three mutual companies. As the individuals from these affiliated companies can attest, COUNTRY has lived up to its promises while respecting the local culture and regional expertise of these affiliated organizations. Our

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J. Ridley Howard
October 29, 2003
Page 8

transaction experience demonstrates COUNTRY's ability to move expeditiously in finalizing an agreement and obtaining regulatory approval. We believe the terms outlined above are the best way to help the Cotton States achieve its goals. If COUNTRY Insurance & Financial Services is chosen to be the exclusive group which Cotton States Insurance Group desires to work with on this Transaction, we are committed to the significant effort required to move the process ahead promptly and look forward to working with you in our due diligence review and negotiation of a mutually-agreeable definitive contract. We look forward to moving to the next stage of the process.

         If the above terms and conditions are acceptable, please execute for Cotton States and return an original signed copy along with an original signed copy of the Shield Stockholder Agreement.

                                    Very truly yours,

                                    On behalf of certain companies of
                                    COUNTRY Insurance & Financial Services

                                    /s/ John D. Blackburn
                                    --------------------------------------
                                    By: John D. Blackburn

Accepted and agreed to this 29th day of
October 2003.

J. Ridley Howard

/s/ J. Ridley Howard
-------------------------------------------------
On behalf of Cotton States Mutual Insurance
Company, Shield Insurance Company, and
Cotton States Life Insurance Company and their
affiliates.

Attachments